NORTHWESTERN MUTUAL SERIES FUND, INC.

February 21, 2008

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Re:	Agreement to Waive Fees of Northwestern Mutual Series Fund, Inc. AllianceBernstein Mid Cap Value Portfolio, Janus Capital Appreciation Portfolio and T. Rowe Price Equity Income Portfolio

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”) and Northwestern Mutual Series Fund, Inc. (“NMSF”) by and between each of the parties hereto as follows:

MSA hereby agrees, through April 30, 2009, to waive its Investment Advisory Fees and/or reimburse certain expenses for the Portfolios specified below to the extent necessary so that each Portfolio’s Total Expenses on an annualized basis after the waiver, do not exceed the percentage of average net assets specified below (the “expense cap”), on an annual basis.

Portfolio	Expense Cap

AllianceBernstein Mid Cap Value Portfolio	1.00%
Janus Capital Appreciation Portfolio	0.90%
T. Rowe Price Equity Income Portfolio	0.75%

All capitalized terms used herein shall have the same meanings as they have when used in the currently effective prospectus for NMSF.

Very truly yours,

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Kate Fleming
Name:	Kate Fleming
Title:	Vice President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Mark Doll
Name:	Mark G. Doll
Title:	President

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